Exhibit 99.1

Green Thumb Industries Announces Appointment of Ethan Nadelmann to Board of Directors

CHICAGO and VANCOUVER, British Columbia, April 27, 2023 – Green Thumb Industries Inc. (“Green Thumb”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today announced that Ethan Nadelmann has been appointed to its board of directors. Nadelmann will join the board as an independent director and member of the compensation committee.

Nadelmann brings over 35 years of experience in cannabis policy reform and has a proven track record of transforming state, federal and foreign cannabis and other drug policies through assorted advocacy efforts. He is the founder of both the Drug Policy Alliance, where he served as executive director from 2000 to 2017, and prior to that, The Lindesmith Center, an Open Society Institute project that he directed from 1994 to 2000. Additionally, Nadelmann co-founded the International Harm Reduction Development Program of the Open Society Foundations (“OSF”) and served on its advisory board as well as that of the OSF’s Global Drug Policy Program.

“Ethan’s deep understanding of the cannabis industry and passion for our mission make him a perfect fit for our board,” said Green Thumb Founder, Chairman and Chief Executive Officer Ben Kovler. “His career-long impact of shifting public opinion about cannabis and advancing legalization efforts is inspiring, and we look forward to the contributions he will bring to our team.”

“Green Thumb is a clear leader in the cannabis space and strong believer in the benefits of the plant,” said Nadelmann. “I’m excited to apply my experience to advance Green Thumb’s mission and create positive change in the industry.”

Nadelmann served as a professor of politics and public affairs at Princeton University from 1987 to 1994. He is the author of two books on the internationalization of criminal law enforcement and has published writings in top academic journals, policy journals and political publications. Nadelmann earned a BA, JD, and PhD from Harvard University and a master’s degree in international relations from the London School of Economics.

About Green Thumb Industries

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including &Shine, Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called RISE. Headquartered in Chicago, Illinois, Green Thumb has 18 manufacturing facilities, 79 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 4,000 people and serves millions of patients and customers each year. The company was named to Crain’s Chicago Business Fast 50 list in 2021 and 2022 and a Best Workplace by MG Retailer magazine in 2018, 2019 and 2021. More information is available at www.gtigrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements which may constitute “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” or similar expressions and include information regarding the filing of the Documents and the timing thereof. The forward-looking information in this news release is based upon the expectations of future events which management believes to be reasonable. Any forward-looking information speaks only as of the date on which it is made, and, except as required by law, Green Thumb does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. The forward-looking information in this news release is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied. When considering these forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in Green Thumb’s public filings with the applicable securities regulatory authorities, including with the U.S. Securities and Exchange Commission on its website at www.sec.gov and with Canada’s System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, as well as on Green Thumb’s website at https://investors.gtigrows.com, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Investor Contact:

Andy Grossman

EVP, Capital Markets & Investor Relations

InvestorRelations@gtigrows.com

310-622-8257

Media Contact:

MATTIO Communications

GTI@mattio.com